Exhibit 99.2
March 20, 2009
Mr. Dennis E. Gershenson
Chairman, President, and Chief Executive Officer
Ramco-Gershenson Properties Trust
31500 Northwestern Highway
Farmington Hills, MI 48334
Dear Dennis,
Thank you for meeting with us on Wednesday, March 18, 2009. As you know, Equity One, Inc. (“Equity One”) recently made a significant investment in the common shares of beneficial interest of Ramco-Gershenson Properties Trust (“RPT”). As of the date of this letter, Equity One beneficially owns 1,790,000 common shares of beneficial interest, or approximately 9.63% of the outstanding shares, as set forth in our Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2009. As owners and operators of neighborhood and community shopping centers, Equity One and RPT have common interests and would benefit from developing a closer business relationship. We appreciate you discussing your plans for RPT’s business and our possible participation on its board and acquisition of additional RPT shares. Following our meeting, we have also considered the possibility of a business combination between our two companies.
As a significant investor in RPT, we are also naturally focused on steps that might be taken to improve RPT’s financial condition and maximize shareholder value. We note that RPT has a current equity market capitalization of less than $100 million and a debt-to-total market capitalization of approximately 83.3% (as of 12/31/08). Moreover, RPT’s total shareholder return (based on its closing stock price on 3/19/09) has underperformed the SNL US REIT Retail Shopping Center index by 860 basis points, 1200 basis points, 2600 basis points and 6570 basis points over the last 1-, 3-, 5- and 10-year periods, respectively. In addition, RPT has little remaining availability under its $150 million credit facility and has material future funding needs due to short-term debt maturities and development projects currently underway. These matters should be of concern to all RPT shareholders, particularly in light of the ongoing disruptions in the credit market and the current economic environment.
We believe it would be in the best interests of all RPT shareholders for RPT to promptly undertake an exploration of strategic alternatives to its current business plan, including a possible
1600 Northeast Miami Gardens Drive, North Miami Beach, Florida 33179 • Tel 305-947-1664 • Fax 305-947-1734
Offices in: California • Florida • Georgia • Massachusetts • New York
www.equityone.net

March 20, 2009

business combination with a strategic partner. We believe that such a transaction would deliver an immediate benefit to all RPT shareholders and, in the case of a stock transaction with the right partner, would allow RPT shareholders to participate in the upside of a larger combined business with greater efficiencies and maximize returns in any market environment. Some of the benefits that might result from a business combination with a larger strategic partner include:
•	a combined company with reduced overall leverage;

•	enhanced credit-worthiness of the combined enterprise, resulting in a lower cost of capital;

•	a larger equity market capitalization and, accordingly, a more active trading market for the combined company’s securities;

•	greater tenant and operational diversity; and

•	significant opportunities for revenue and expense synergies.
In this regard, we note that Equity One may be the optimal partner for a business combination with RPT. Equity One and RPT have overlapping footprints in many of our markets and, by achieving operational synergies across a combined portfolio, Equity One and RPT would benefit from a more efficient leasing and property management platform in these markets. Equity One has an exceptional operating and performance record, with its total shareholder return (based on its closing stock price on 3/19/09) outperforming the SNL US REIT Retail Shopping Center index by 1720 basis points, 2590 basis points, 3250 basis points and 13800 basis points over the last 1-, 3-, 5- and 10-year periods, respectively. Furthermore, Equity One has one of the strongest balance sheets in the shopping center sector, with a current equity market capitalization of approximately $1 billion and a debt-to-total capitalization ratio of approximately 43.9% (as of 12/31/08). Equity One also carries investment grade debt ratings from S&P and Moody’s.
Of course, we recognize that if RPT undertakes to explore strategic alternatives to its current business plan, it may be best served by conducting a process either before or after its enters into a definitive merger agreement whereby other companies would also be considered as possible partners in a business combination transaction.
There are several additional matters we wanted to bring to your attention in connection with Equity One’s investment in RPT:
1.	As a significant shareholder in RPT, we respectfully request that Equity One be afforded minority representation on RPT’s Board of Trustees in the form of two members on the current seven-member Board. We would appreciate your agreement to work with us in selecting RPT’s nominees for election as Class III trustees in RPT’s proxy statement to be mailed to RPT shareholders in advance of the June 2009 annual general meeting.
1600 Northeast Miami Gardens Drive, North Miami Beach, Florida 33179 • Tel 305-947-1664 • Fax 305-947-1734
Offices in: California • Florida • Georgia • Massachusetts • New York
www.equityone.net

March 20, 2009

Please note that if we are unable to agree on the nominees to be included in RPT’s annual proxy statement, we intend to exercise our right to propose two nominees for election as Class III trustees in an independent proxy statement mailed directly to RPT’s shareholders in advance of the meeting. In that case, we would provide RPT with complete details on our nominees in compliance with the requirements of RPT’s bylaws and applicable law.

2.	We have already conducted extensive due diligence on RPT, including visits to its properties and a review of the information filed by RPT in its periodic reports, proxy statements and other filings made with the SEC, in addition to other sources of publicly available information with respect to RPT. However, we note that there is potentially material information that we, along with all other shareholders, do not have access to because it has not been filed or furnished with RPT’s SEC reports. This information includes:
•	the limited partnership agreement of Ramco-Gershenson Properties, L.P.;

•	information with respect to any cross-collateralization provisions under any of RPT’s existing mortgage debt (other than as already filed/disclosed);

•	information with respect to any material mortgages (other than the note relating to Ramco Jacksonville LLC); and

•	information with respect to cost and expenses to be incurred in connection with a change in control (other than as already disclosed in RPT’s 2008 definitive proxy statement).
Your assistance in making these documents and/or material information publicly available to all RPT shareholders as soon as possible would be greatly appreciated.

3.	In addition, as noted above, Equity One currently beneficially owns approximately 9.63% of RPT’s outstanding common shares of beneficial interest. As you know, RPT’s declaration of trust restricts any person from beneficially owning in excess of 9.8% of the outstanding shares, absent a waiver from RPT’s Board of Trustees. We are optimistic about the value we can add to the business of RPT and, therefore, would like to be able to continue to transact with respect to RPT shares in compliance with RPT’s declaration of trust. Accordingly, we hereby request that the RPT’s Board of Trustees grant a waiver of the ownership limit to Equity One (including its affiliates and transferees) pursuant to Section 7.2.7 of RPT’s declaration of trust. Counsel has advised us that granting the waiver to Equity One would not prevent the continued qualification of RPT as a real estate investment trust under applicable law and related rules and regulations. We would like to formalize this waiver as soon as possible.
1600 Northeast Miami Gardens Drive, North Miami Beach, Florida 33179 • Tel 305-947-1664 • Fax 305-947-1734
Offices in: California • Florida • Georgia • Massachusetts • New York
www.equityone.net

March 20, 2009

We look forward to working with you and RPT to improve the prospects of RPT’s business for all shareholders.

Very truly yours, Equity One, Inc.

Jeffrey S. Olson
Chief Executive Officer

1600 Northeast Miami Gardens Drive, North Miami Beach, Florida 33179 • Tel 305-947-1664 • Fax 305-947-1734
Offices in: California • Florida • Georgia • Massachusetts • New York
www.equityone.net